UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

FRESENIUS KABI PHARMACEUTICALS HOLDING, INC.
_____________________________________________________________
(Exact name of registrant as specified in its charter)

Delaware	98-0589183
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
Else-Kroener-Strasse 1 61352 Bad Homburg v.d.H. Germany	61352 Bad Homburg v.d.H.
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Contingent Value Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:  333-152690

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.          Description of Registrant's Securities to be Registered.

The description of the Contingent Value Rights included under the caption “Description of the CVRs” in the Registrant's Registration Statement on Form S-4 (Registration No. 333-152690), filed on August 1, 2008 pursuant to the Securities Act of 1933, as amended and supplemented, is hereby incorporated by reference. The trustee under the Contingent Value Rights Agreement is The Bank of New York Mellon Trust Company, N.A.  The Contingent Value Rights and any rights or claims relating thereto are subordinated in right of payment to the prior payment in full of all senior obligations of the Registrant.  Giving effect to the financing arrangements to be entered into in connection with the merger, there is currently approximately $3.8 billion outstanding under credit facilities of Fresenius SE and its subsidiaries that will be senior to the obligations under the Contingent Value Rights.

Item 2.          Exhibits.

4.1
Contingent Value Rights Agreement, dated as of September 10, 2008, by and among Fresenius Kabi Pharmaceuticals Holding, Inc., The Bank of New York Mellon Trust Company, N.A., as trustee, and The Bank of New York Mellon, as paying agent and security registrar, which includes the Form of CVR Certificate as Annex A.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

FRESENIUS KABI PHARMACEUTICALS HOLDING, INC. (Registrant)
Date:	September 10, 2008
By:	/s/ Rainer Baule
Name:	Rainer Baule
Title:	Director, Fresenius Kabi Pharmaceuticals Holding, Inc.

EXHIBIT INDEX

Exhibit No.	Description
4.1
Contingent Value Rights Agreement, dated as of September 10, 2008, by and among Fresenius Kabi Pharmaceuticals Holding, Inc., The Bank of New York Mellon Trust Company, N.A., as trustee, and The Bank of New York Mellon, as paying agent and security registrar, which includes the Form of CVR Certificate as Annex A.

5